Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

November 3, 2015

Post Properties, Inc.

Post Apartment Homes, L.P.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Re: Issuance of up to 4,000,000 shares of common stock of Post Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel for Post Properties, Inc., a Georgia corporation (“Post”), in connection with the offering of up to 4,000,000 shares of common stock, par value $.01 per share (the “Common Shares”), by the Company pursuant to (i) the Distribution Agreement dated May 31, 2012, as amended on October 14, 2015 (the “JPMS Distribution Agreement”) among the Company, Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”), and J.P. Morgan Securities LLC, as agent (“JPMS”); (ii) the Distribution Agreement dated May 31, 2012, as amended on October 14, 2015 (the “Wells Distribution Agreement”) among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as agent (“Wells”); (iii) the Distribution Agreement dated May 31, 2012, as amended on October 14, 2015 (the “Cantor Distribution Agreement”) among the Company, the Operating Partnership and Cantor Fitzgerald & Co., as agent (“Cantor”) or (iv) the Distribution Agreement dated May 31, 2012, as amended on October 14, 2015 (the “Mitsubishi Distribution Agreement” and together with the JPMS Distribution Agreement, the Wells Distribution Agreement and the Cantor Distribution Agreement, the “Distribution Agreements”) among the Company, the Operating Partnership and Mitsubishi UFJ Securities (USA), Inc., as agent (“Mitsubishi” and together with JPMS, Wells and Cantor, the “Agents”). Pursuant to the Distribution Agreements, the Agents may solicit from time to time offers to purchase the Common Shares pursuant to a Prospectus Supplement dated October 14, 2015 (the “Prospectus Supplement”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies

November 3, 2015

submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of Post GP Holdings, Inc., a Georgia corporation and the general partner of Post Apartment Homes (“GP Holdings”), and of certain officers of GP Holdings and Post.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that, when sold, issued and delivered in accordance with the terms of the Distribution Agreements, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

The opinion set forth above is subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Post in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K filed on November 3, 2015 and to the reference to us under the caption “Validity of the shares” in the Prospectus Supplement.

Sincerely,

/s/ King & Spalding LLP